EXHIBIT 10.10

Abitibi-Consolidated Inc. 1155 Metcalfe Street, Suite 800 Montréal, Québec, Canada H3B 5H2 Tel. 514-875-2160 Fax. 514-875-6284

Postal address: Post Office Box 69 Montréal, Québec, Canada H3C 2R5
Mr. John Weaver
Dear John:
          Re: Severance Entitlements
          The purpose of this letter is to set out your entitlements in the event that your employment is terminated without Just Cause in a circumstance other than a circumstance involving a “Change of Control” of Abitibi-Consolidated Inc. (“ACI”).
          If your employment is terminated without “Just Cause” or for “Good Reason” following a Change of Control, your entitlement to severance payments and other benefits will be covered by the terms of the Severance Compensation Agreement dated September 26, 1995 between you and Abitibi-Price Inc. as amended by the Severance Compensation Agreement dated May 30, 1997 (the “Change of Control Arrangements”). For greater certainty, unless otherwise specified in this letter, all defined terms will have the meaning ascribed to them in the Change of Control Arrangements.
          If your employment is terminated without Just Cause in a circumstance other than a circumstance involving a Change of Control of ACI, you will be entitled to:
•	your accrued and unused vacation entitlement;

•	your accrued and unpaid salary and bonus remuneration;

•	a cash amount equal to three times your annual compensation. For purposes of this agreement, “annual compensation” shall mean the annual base salary payable to you at the end of the month immediately preceding the month in which your employment is terminated plus the average annual bonus paid to you in the two year period immediately prior to the calendar year in which your employment was terminated;

•	your coverage under all of the Company benefit plans, except for the long- term disability plan, will cease on the earlier of three years following the date that your employment was terminated or the date that you accept comparable employment. Your coverage under the ACI long-term disability plan will cease 8 weeks after the date that your employment is terminated.

•	three years additional credited service in the ACI pension plan;

•	continued use of the automobile provided to you by ACI for three years following the date of your termination. You will be responsible for its maintenance and operating costs and ACI will continue to insure the automobile;

•	all of your options will vest and they will continue to be exercisable as if you continued to be employed by the Company;

•	your entitlements pursuant to the terms of the ACI Deferred Share Unit and Performance Share Unit Plans will be determined in accordance with the terms of those plans; and

•	You will be permitted to elect to relocate to the United States. If you so elect, all costs and expenses that you incur will be subject to the terms of the ACI relocation policy attached as Schedule “A” hereto.
          Except as provided above, where your employment has been terminated by you or terminated by the Corporation for any reason, you will not be entitled, except to the extent required under any mandatory employment standard under applicable employment legislation, to receive any payment as termination pay, severance pay, pay in lieu of notice, or as damages. Except as to any entitlement as provided above, you hereby waive any claim you may have against ACI for or in respect of termination pay, severance pay, or on account of loss of office or employment or notice in lieu thereof or damages in lieu thereof. Payments to you upon termination in accordance with this agreement by ACI will be deemed to include and to satisfy entitlement to termination pay, vacation pay and severance pay pursuant to the applicable employment legislation to the extent of those payments. Receipt by you of payments in accordance with this agreement will be deemed to constitute a full and final release and discharge by you of ACI, and all of its directors, officers and agents (for each of whom ACI contracts as a trustee) from all claims in respect of your hiring by, employment with and termination of employment with ACI. For greater certainty, you will, subject to the terms of all applicable corporate law, continue to be indemnified by ACI for actions that you undertook in your capacity as an executive of ACI.
          In addition, you agree as follows:
•	For a period of three years after your termination in the circumstance described above, you shall not, without the prior written consent of ACI, directly or indirectly, be an owner, consultant, employee, officer, director, advisor, partner, venturer, or agent of, or render or provide any services to any corporation, trust, firm or partnership which competes in any way, whether directly or indirectly, with the business of ACI in Canada or the United States.

•	Notwithstanding the foregoing, nothing herein shall prevent you from owning not more than 5% of the issued shares of a corporation, the shares of which are listed on a recognized stock exchange or traded in the over-the-counter market in Canada or the United States, which carries on a business which is the same as or substantially similar to or which competes with or would compete with the business of ACI or any of its Subsidiaries.

•	You shall not for a period of 3 years following your termination, directly or indirectly, contact or solicit any designated customers of ACI or any of its subsidiaries for the purpose of selling to the designated customers any products or services which are the same as or substantially similar to, or in any way competitive with, the products or services sold by ACI or any of its subsidiaries at the end of your employment period. For the purpose of this section, a designated customer means a person who was a customer of ACI or of any of its subsidiaries during some part of your employment period.

•	You agree that for a period of three years following the date that your employment is terminated, you will not, directly or indirectly, employ or retain as an independent contractor any employee of ACI or any of its subsidiaries or induce or solicit, or attempt to induce, any such person to leave his/her employment.

•	You shall not at any time, directly or indirectly, use or disclose to any person any confidential information provided, however, that nothing in this section shall preclude you from disclosing or using confidential information if:
(a)	the confidential information is available to the public or in the public domain at the time of such disclosure or use, without breach of this Agreement; or

(b)	disclosure of the confidential information is required to be made by any law, regulation, governmental authority or court.
•	You acknowledge and agree that the obligations under this section are to remain in effect in perpetuity and shall exist and continue in full force and effect notwithstanding any breach or repudiation, or alleged breach or repudiation, of this Agreement by ACI.

•	You agree that for purposes of this Agreement, confidential information shall mean: (i) all intellectual property (including trade secrets); (ii) all information relating to ACI’s business policies, strategies, operations, finances, marketing plans or business opportunities; mergers and acquisitions, (iii) the identity of ACI’s customers that became known to you during your employment, including, without limitation, any customer lists or any information about the business of ACI’s customers; and (iv) the identity of ACI’s suppliers that became known to you during your employment.

•	You acknowledge that a breach or threatened breach by you of the provisions set out above will result in ACI and its shareholders suffering irreparable harm which is not capable of being calculated and which cannot be fully or adequately compensated by the recovery of damages alone. Accordingly, you agree that ACI shall be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which ACI may become entitled.

•	You agree not to disclose the terms of this Agreement to anyone other than your spouse, your financial advisor or your solicitor.
          All amounts payable to you hereunder are subject to all applicable deductions and withholdings. If you wish to receive the amounts set out above in a more tax effective manner, ACI will comply with any lawful direction that you may give concerning the payments.
          You acknowledge that you have had an opportunity to read and consider this Agreement and to obtain such independent legal or other advice concerning the interpretation and effect of this Agreement as you considered advisable.
          This Agreement will be governed by the laws of the Province of Quebec and the federal laws of Canada applicable therein.
          The parties hereto acknowledge that they have expressly requested and are satisfied that this Agreement and all related documents be drawn up in the English language. Les parties aux présentes reconnaissent avoir expressément requis que la présente entente et les documents qui y sont relatifs soient rédigés en anglais.
          Please indicate your acceptance of and your agreement to the terms of this letter by signing as appropriate and returning to us a copy of this letter.

Yours truly, ABITIBI-CONSOLIDATED INC.
Per:	/s/ (name unrecognizable)
DIRECTOR

          IN WITNESS WHEREOF I have hereunto set my hand and seal this 25th day of September, 2000.

SIGNED, SEALED AND DELIVERED in the presence of:	) )
/s/ Jacques Vachon WITNESS SIGNATURE	) )	/s/ John Weaver John Weaver	l/s

Jacques Vachon PRINT NAME OF WITNESS	) )

4325 Montrose, Westmount ADDRESS OF WITNESS	) )